November 22, 2005

Versar, Inc.

6850 Versar Center

Springfield, Virginia 22151

Re:	Versar, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion, as counsel for Versar, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) registering an aggregate of 400,000 shares of the Company’s common stock, $0.01 par value per share, for issuance or sale pursuant to the Versar, Inc. 2005 Stock Incentive Plan (the “Plan”).

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i) the Registration Statement;

(ii) the Plan;

(iii) the certificate of incorporation of the Company, certified as of November 16, 2005 by the Secretary of State of the State of Delaware and the by-laws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof;

(iv) a certificate of the Secretary of State of the State of Delaware as to the incorporation and good standing of the Company under the laws of the State of Delaware as of November 16, 2005; and

(v) resolutions adopted by the Company’s Board of Directors, certified by the Secretary of the Company, relating to the issuance of the Shares pursuant to the Plan.

Versar, Inc.

November 18, 2005

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation: (a) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, and (b) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company. We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting such laws.

Based on the foregoing, we are of the opinion that the 400,000 shares covered by the Registration Statement, when issued or sold in accordance with the terms of the Plan, will be legally issued, fully-paid and nonassessable.

This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP